SIXTH  BONDS  RENEWAL  AND  EXTENSION  AGREEMENT


     This SIXTH BONDS RENEWAL AND EXTENSION AGREEMENT (this "Sixth Renewal") is executed this 1st day of March, 2000 (the "Execution Date"), but effective as of December 28, 1999, by and between WRI HOLDINGS, INC. ("Maker"), a Texas corporation, and WEINGARTEN REALTY INVESTORS ("Payee"), a Texas real estate investment trust.

                         W  I  T  N  E  S  S  E  T  H:
                         ----------------------------

     WHEREAS, the Payee is the sole legal owner and holder of those certain 16% Mortgage Bonds Due 1994, dated December 28, 1984 (the "Original Bonds"), in the face principal sum of THREE MILLION ONE HUNDRED FIFTY THOUSAND and NO/100 DOLLARS ($3,150,000.00) executed by Maker payable to the order of Weingarten Realty, Inc. ("WRI"), a Texas corporation, payable as therein provided, which Bonds are secured by

    (i) that certain Trust Indenture, dated December 28, 1984 (the "Original Trust Indenture") executed by Maker and Texas Commerce Bank National Association, a national banking association (now known as Chase Bank of Texas, N.A.) ("Trustee");

    (ii) that certain River Pointe Negative Pledge Agreement, dated December 28, 1984 (the "Original Negative Pledge") executed by Maker, WRI, and Plaza Construction, Inc. ("Plaza"); and

    (iii) such other documents, instruments, and agreements executed in connection with, as security for, or as evidence of the obligations evidenced by the Original Bonds (collectively, the Original Trust Indenture, the Original Negative Pledge, and such other documents, instruments, and agreements being herein called the "Original Security Instruments"); and

     WHEREAS, WRI assigned and conveyed all of its property, both real and personal, including, without limitation, the Original Bonds, to Payee, as evidenced by that certain Master Deed and General Conveyance dated April 5, 1988 from WRI to Payee; and

     WHEREAS, effective as of December 28, 1994, Maker and Payee renewed and extended the maturity date of the Original Bonds to December 28, 1995 pursuant to the terms of that certain Bonds Renewal and Extension Agreement, dated as of December 28, 1994 ("First Renewal"); and

     WHEREAS, effective as of December 28, 1995, Maker and Payee renewed and extended the maturity date of the Original Bonds to December 28, 1996 pursuant to the terms of that certain Bonds Second Renewal and Extension Agreement dated as of December 28, 1995 ("Second Renewal"); and


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     WHEREAS,  effective  as  of  December 28, 1996, Maker and Payee renewed and extended the maturity date of the Original Bonds to December 28, 1997 pursuant to the terms of that certain Third Bonds Renewal and Extension Agreement, dated as of December 28, 1996 ("Third Renewal"); and

     WHEREAS, effective as of December 28, 1997, Maker and Payee renewed and extended the maturity date of the Original Bonds to December 28, 1998 pursuant to the terms of that certain Fourth Bonds Renewal and Extension Agreement, dated as of December 28, 1997 ("Fourth Renewal"); and

     WHEREAS, effective as of December 28, 1998, Maker and Payee renewed and extended the maturity date of the Original Bonds to December 28, 1999 pursuant to the terms of that certain Fifth Bonds Renewal and Extension Agreement, dated as of December 28, 1998 ("Fifth Renewal") (the Original Bonds, Original Negative Pledge, and Original Security Instruments, each as modified, renewed, and extended by the First Renewal, Second Renewal, Third Renewal, Fourth Renewal, and Fifth Renewal, being herein called the "Bonds," the "Negative Pledge," and the "Security Instruments," respectively); and

     WHEREAS, Maker and Payee amended and supplemented the terms of the Original Trust Indenture to reflect the renewal and extension of the Bonds, as provided in the First Renewal, Second Renewal, Third Renewal, Fourth Renewal, and Fifth Renewal, such amendments being evidenced by (i) that certain Supplemental Trust Indenture dated as of December 28, 1994 among Maker, Trustee, and Payee, (ii) that certain Second Supplemental Trust Indenture dated as of December 28, 1995, among Maker, Trustee, and Payee, (iii) that certain Third Supplemental Trust Indenture dated as of December 28, 1996, among Maker, Trustee, and Payee, (iv) that certain Fourth Supplemental Trust Indenture dated as of December 28, 1997, among Maker, Trustee, and Payee, and (v) that certain Fifth Supplemental Trust Indenture dated as of December 28, 1998, among Maker, Trustee, and Payee; and

     WHEREAS, of even date herewith, Maker, Trustee, and Payee have further amended and supplemented the terms of the Trust Indenture pursuant to that certain Sixth Supplemental Trust Indenture (the Original Trust Indenture, as amended and supplemented by the Supplemental Trust Indenture, the Second Supplemental Trust Indenture, the Third Supplemental Trust Indenture, the Fourth Supplemental Trust Indenture, the Fifth Supplemental Trust Indenture, and the Sixth Supplemental Trust Indenture, being called the "Trust Indenture"); and

     WHEREAS, the Bonds mature on December 28, 1999, and Maker and Payee now propose to renew and extend the maturity date of the Bonds and to continue the liens and priority of the Security Instruments as security for the payment of the Bonds, as set forth more particularly herein.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Maker and Payee hereby agree as follows:

     1. The Maker reaffirms its promise to pay to the order of the Payee, at 2600 Citadel Plaza Drive, Suite 300, Houston, Harris County, Texas 77008, the principal balance due and owing on the Bonds, with interest accrued thereon, as provided in the Bonds, except that the maturity date of the Bonds is hereby renewed and extended to December 28, 2000, at which time the unpaid principal balance of the Bonds, plus all accrued and unpaid interest thereon, shall be due and payable.

     All liens, pledges, and security interests securing the payment of the Bonds, including, but not limited to, the liens, pledges and security interests granted in the Trust Indenture and the Negative Pledge, are hereby renewed, extended and carried forward to secure payment of the Bonds, as hereby amended, and the Security Instruments are hereby amended to reflect that the maturity date of the Bonds is December 28, 2000.

     2. Maker hereby represents and warrants to Payee that (a) Maker is the sole legal and beneficial owner of the Trust Estate (as that term is defined in the Trust Indenture); (b) Maker has the full power and authority to make the agreements contained in this Sixth Renewal without joinder and consent of any other party; and (c) the execution, delivery and performance of this Sixth
Renewal will not contravene or constitute an event which itself or which with the passing of time or giving of notice or both would constitute a default under any trust deed, deed of trust, loan agreement, indenture or other agreement to which Maker is a party or by which Maker or any of its property is bound. Maker hereby agrees to indemnify and hold harmless Payee against any loss, claim, damage, liability or expense (including, without limitation, attorneys' fees) incurred as a result of any representation or warranty made by Maker in this
Section  2  proving  to  be  untrue  in  any  material  respect.

     3. To the extent that the Bonds are inconsistent with the terms of this Sixth Renewal, the Bonds are hereby modified and amended to conform with this Sixth Renewal. Except as modified, renewed and extended by this Sixth Renewal, the Bonds remain unchanged and continue unabated and in full force and effect as the valid and binding obligation of the Maker.

     4. In conjunction with the extension and renewal of the Bonds and the Security Instruments, Maker hereby extends and renews the liens, pledges, and security interests as created and granted in the Security Instruments until the indebtedness secured thereby, as so extended and renewed, has been fully paid, and agrees that such extension and renewal shall, in no manner, affect or impair the Bonds or the liens, pledges, and security interests securing same, and that said liens, pledges, and security interests shall not in any manner be waived. The purpose of this Sixth Renewal is simply to extend the time of payment of the obligation evidenced by the Bonds and any indebtedness secured by the Security Instruments, as modified by this Sixth Renewal, and to carry forward all liens, pledges, and security interests securing the same, which are acknowledged by Maker to be valid and subsisting.

     5. Maker covenants and warrants that the Payee is not in default under the Bonds or the Security Instruments, or this Sixth Renewal (collectively referred to as the "Loan Instruments"), that there are no defenses, counterclaims or offsets to such Loan Instruments; and that all of the provisions of the Loan Instruments, as amended hereby, are in full force and effect.

     6. Maker agrees to pay all costs incurred in connection with the execution and consummation of this Sixth Renewal, including but not limited to, all recording costs and the reasonable fees and expenses of Payee's counsel.

     7. If any covenant, condition, or provision herein contained is held to be invalid by final judgment of any court of competent jurisdiction, the invalidity of such covenant, condition, or provision shall not in any way affect any other covenant, condition, or provision herein contained.

     8. Payee is the sole owner and holder of the Bonds. Maker and Payee acknowledge and agree that the outstanding principal balance of the Bonds as of December 28, 1999 is $3,150,000.00.

     9. Payee is an unincorporated trust organized under the Texas Real Estate Investment Trust Act. Neither the shareholders of Payee, nor its Trust Managers, officers, employees, or other agents shall be personally, corporately, or individually liable, in any manner whatsoever, for any debt, act, omission, or obligation of Payee, and all persons having claims of any kind whatsoever against Payee shall look solely to the property of Payee for the enforcement of their rights (whether monetary or non-monetary) against Payee.

     EXECUTED this day and year first above written, but effective for all purposes as of December 28, 1999.



                                  WRI HOLDINGS, INC., a Texas corporation


                                  By:___________________________________________
                                       Martin Debrovner, Vice President

                                                                         "Maker"



                                  WEINGARTEN REALTY INVESTORS, a Texas
                                  real estate investment trust


                                  By:__________________________________________
                                  Bill Robertson, Jr., Executive Vice President

                                                                        "Payee"

STATE  OF  TEXAS

COUNTY  OF  HARRIS

     This instrument was acknowledged before me on this ______ day of ______________, 2000, by Martin Debrovner, Vice President of WRI HOLDINGS, INC., a Texas corporation, on behalf of said corporation.


                                              _________________________________
                                              Notary  Public,  State  of  Texas



STATE  OF  TEXAS

COUNTY  OF  HARRIS

     This instrument was acknowledged before me on this ______ day of ______________, 2000, by Bill Robertson, Jr., Executive Vice President of WEINGARTEN REALTY INVESTORS, a Texas real estate investment trust, on behalf of said real estate investment trust.


                                              _________________________________
                                              Notary  Public,  State  of  Texas